AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 21, 2002

REGISTRATION NO. 333-88338

SECURITIES AND EXCHANGE COMMISSION

AMENDMENT NO. 2

TO

FORM S-3/A

_______________________

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENTRUST FINANCIAL SERVICES, INC.
(Exact Name of registrant as specified in its charter)

            Colorado                                                                                              84-1374481
(State or other                                                                            (IRS Employer File Number)
jurisdiction of incorporation)

Fifth Floor, 6795 E. Tennessee Ave., Denver, CO 80224 (303) 322-6999
(Address and telephone number of registrant’s principal executive offices)

Scott J. Sax, President
Entrust Financial Services, Inc.
Fifth Floor, 6795 E. Tennessee Ave.
Denver, CO 80224
(303) 322-6999
(Name, address and telephone number of agent for service)

_______________________

Copies to:

David J. Wagner, Esq.
David Wagner & Associates, P.C.
8400 East Prentice Ave.
Penthouse Suite
Greenwood Village, CO 80111
(303) 793-0304
Fax (3035) 409-7650

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                    CALCULATION OF REGISTRATION FEE

Title of Each                              Proposed Maximum   Proposed Maximum
Class of Securities      Amount to be        Offering Price      Aggregate          Amount of
to be Registered          Registered           Per Unit(1)     Offering Price    Registration Fee
___________________     _____________      ________________   ________________   ________________

Common Stock,             93,483 shares          $1.99           $186,031           $ 17
$.0000001 par value(2)

Common Stock,            542,100 shares          $1.00           $542,100           $ 50
$.0000001 par value(2)

Common Stock,            135,084 shares          $1.20           $162,101           $ 14
$.0000001 par value(2)

Common Stock,
$.0000001 par value (2)  150,000 shares          $1.50           $225,000           $ 21
                                                                                     ___
        TOTAL                                                                       $102
(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended(the "Act"), based on the average of the bid and asked prices as of May 13, 2002, which is within five business days prior to the filing of this registration statement.

(2)	Issuable upon the exercise of conversion rights for Debentures or Common Stock Purchase Warrants issuable to Selling Shareholders.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.

Subject to Completion, Dated August , 2002

P R O S P E C T U S

ENTRUST FINANCIAL SERVICES, INC.
Fifth Floor, 6795 E. Tennessee Ave.
Denver, CO 80224
(303) 322-6999

THE OFFERING

        The resale of up to 920,667 shares of common stock in the over-the-counter market at the prevailing market price or in negotiated transactions.

        - up to 162,100 shares are issuable upon the conversion of debentures issuable to Bayview Marketing, Inc.,

        - up to 135,084 shares are issuable upon the exercise of warrants issuable to Bayview Marketing, Inc.

        - up to 93,483 shares are issuable upon the conversion of debentures issuable to Dan W. King and Diane L. King,

        - up to 200,000 shares are issuable upon the exercise of warrants issuable to David Hite,

        - up to 300,000 shares issuable upon the exercise of warrants issuable to the Catalyst Group, LLC, and

        - up to 30,000 shares issuable upon the exercise of warrants issuable to William Barrett.

        We will receive no proceeds from the conversion of the debentures or the sale of the shares by the selling shareholders. However, we will receive proceeds from the exercise of the warrants by Bayview Marketing, Inc., Mr. Hite, The Catalyst Group, LLC., and William Barrett.

TRADING SYMBOL
ENFN (Over-the-counter Electronic Bulletin Board)

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
Please refer to Risk Factors Beginning on Page

The Securities and Exchange Commission (SEC) and state securities regulators have not approved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Please read this prospectus carefully. It describes our company, finances and products. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus.

The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information you might want to return to. We encourage you to read the entire prospectus.

TABLE OF CONTENTS

                                                                       Page

PROSPECTUS SUMMARY

      About our company
      About our products and market
      About our investment agreement
      Additional shares we are registering
      Key facts
      Changes to our board of directors

RISK FACTORS
         We have only recently become profitable and
         there is no guarantee that it will continue
         Because our history is limited and we are
         subject to intense competition, any investment
         in us would be inherently risky
         While we are currently profitable, we see a need
         for additional financing
         We remain at risk regarding our continued ability
         to conduct successful operations
         The failure to develop and to increase distribution
         of our mortgage products could impede our future growth
         If we fail to expand our controls and integrate new
         personnel to support our anticipated growth, our business
         operations will suffer
         We have no experience marketing our mortgage products at
         the level we plan to sell in the future
         Our business depends on the availability of mortgages at
         reasonable rates
         We are subject to extensive regulation
         Our proprietary information is important to us, but we may not be able to protect it
         We are subject to intense competition from companies which are larger and have greater resources than we do
         For the foreseeable future, our success will be dependent
         upon our management
         Our stock price may be volatile, and you may not be able
         to resell your shares at or above your initial sale price
         Issuance of additional shares could depress our stock price
         Our stock has a limited public trading market
         The over-the-counter market for stock such as ours has had extreme price and volume fluctuations

PLAN OF DISTRIBUTION

SELLING SHAREHOLDERS
        Shares being registered
        Conversion of Debentures
        Warrants

AVAILABLE INFORMATION

USE OF PROCEEDS

DESCRIPTION OF SECURITIES

LEGAL OPINION

EXPERTS

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

ii

PROSPECTUS SUMMARY

ABOUT OUR COMPANY

        We are a nationwide, wholesale mortgage banking company, with regional offices in Colorado, Georgia, Nevada, and California. We fund mortgages using loans to us which are called warehouse lines of credit. We collateralize our warehouse lines of credit with these mortgages until we can re-sell the mortgages into the secondary market. We also earn fees paid by the borrower on mortgages we fund. We operate through our wholly-owned subsidiary, Entrust Mortgage. We incorporate traditional marketing with a web-based, proprietary automated underwriting system which allows our mortgage broker clientele to process loan applications twenty-four hours a day, seven days a week. Entrust Mortgage also facilitates limited documentation loans for good credit quality borrowers As a wholesale mortgage banking company, we fund loans for borrowers brought to us by third party mortgage brokers. The mortgage broker sells the borrower on a mortgage program offered by us. We arrange the closing and fund the loan using our own equity and funds from one or more lines of credit, which are usually called mortgage warehousing facilities. The line of credit is collateralized by the loans which are funded by the line of credit. The line of credit is repaid as closed loans are sold into secondary mortgage markets. Entrust Mortgage currently has two warehouse credit lines which total approximately $25,000,000.

ABOUT OUR PRODUCTS AND MARKET

        Our subsidiary, Entrust Mortgage specializes in what are known in the industry as non-conforming mortgages. Entrust Mortgage offers limited documentation, unsecured personal lines of credit, no income verification loans with preferential interest rates, and high loan-to-value mortgages as its primary products. Non conforming loans typically are more risky than conforming loans, since the borrowers do not provide the kind of information and documentation as for conforming loans and the approval parameters are more lenient. However, for assuming a higher risk, Entrust Mortgage is able to charge a higher rate to the borrower. With these niche loan products, we are able to sell our non-conforming mortgages in the secondary markets at substantially higher prices than other mortgage lenders who market conforming mortgages. Consequently, the secondary markets for these products customarily pay a larger premium for these loans than for conforming loans because of the higher yield from the higher interest rates.

        We earn revenues from three basic sources: (i) fees charged at closing; (ii) interest earned on a loan while the loan is held by Entrust Mortgage; and, (iii) through service release premiums earned from loan sold into the secondary markets.

        A large segment of profitability in the mortgage loan business comes after the mortgage is completed and funded for the borrower. Once funded, the mortgages are sold into secondary markets on an individual loan basis or packaged into several loans on a bulk sale basis. Loan purchasers either hold the loans to earn interest from the coupon rate or securitize the loan portfolio to receive more immediate realization of profit.

        We have also implemented an automated underwriting and a computer based mortgage loan application process using state-of-the-art technology. With this technology, we have been experiencing closing ratios that we believe are significantly improved over industry averages. Historically, mortgage brokers submit loan packages to lenders such as Entrust Mortgage. The loan is then underwritten by a qualified underwriter. The underwriter initiates a list of requirements, called stipulations, which are assembled by the mortgage broker, who submits them to the lender for approval. The Entrust Mortgage initial automated underwriting process creates a list of stipulations prior to the loan being reviewed by an underwriter. The broker can submit the required stipulations prior to the initial underwriting and, thereby, eliminate a step in the loan process. This typically saves about two days in the loan process. We believe that this time savings gives us a significant advantage in closing ratios.

        Automated mortgage loan underwriting can be found currently in limited pockets of the industry. For the prime market, which are loans offering standard, government backed mortgage programs to the creditworthy customer, automated underwriting is now available on a widespread basis. The prime market, however, represents less than half of the total mortgage loan business. For the non-conforming loan market, involving more complexity, including credit issues and the need for individual loan tailoring, the manual mortgage system prevails throughout the industry.

        The non-conforming market represents more than half of the total U.S. mortgage origination business, but provides three to four times the profit margins of the conforming loan market. It is in the non-conforming loan market where we seek to create a new standard and, by this standard, to establish itself as the new industry leader.

        Our technology-based system targets both the wholesale and retail mortgage industry. Since small mortgage brokers dominate this industry, we designed our technology based automated system to meet the growing needs of the small to medium mortgage brokerage offices currently operating in every rural and urban region of the United States with the goal of substantially increasing its business.

        Our plan is to expand our loan application submissions for the U.S. wholesale mortgage industry using relationships with existing mortgage brokerage firms. This plan allows the local mortgage broker to retain its autonomy, name, while expanding the loan programs it can offer to its customers thus increasing our mortgage loan originations.

        We also plan to continue to market residential mortgages through our network of 5,000 mortgage brokerage firms in 36 states, using traditional methods. Currently, we have a marketing strategy which uses regional sales representatives, along with an in-house sales team to market our mortgage loan products nationwide. While we have an established based of 5,000 mortgage brokerage firms, we plan to add new accounts through full time in-house representatives employing direct solicitation, fax blast marketing, mass e-mail marketing, and participation in mortgage industry trade shows.

SOME RISKS TO CONSIDER

        The purchase of our common shares involves considerable risk. We have discussed this risks in the Risk Factor Section below. However, a potential investor should be aware of several of the more material risks, such as: we do not intend to pay dividends for the foreseeable future; our common shares will be significantly diluted as a result of this offering; our common stock will be subject to the "penny stock" rules of the SEC; and our common stock will not listed on any securities exchange.

ABOUT SHARES WE ARE REGISTERING

        Recently, we issued debentures (with a conversion feature) payable to private investors and warrants to consultants. We negotiated the conversion prices of the debentures and the exercise prices of the warrants in arms-length negotiations. We started with the then-current trading price of the common shares and negotiated a discount from such price based upon the fact that our shares have a limited market, are thinly traded, and are subject to the Penny Stock Rules. The resale of the common stock by these private investors and consultants, obtainable on the conversion of the debentures and exercise of the warrants, is included in this registration.

KEY FACTS

    Total shares outstanding prior to the offering      2,310,294 as of June 30, 2002

    Total shares to be issued upon conversion of
    all debentures and exercise of all warrants to
    be registered in this registration statement          920,667

    Total shares outstanding after the conversion of
    all debentures and exercise of all warrants on a
    fully diluted basis                                 3,330,961

    Price per share to the public                       Market price at time of resale

    Total proceeds raised by offering                   None, however additional amounts up to
    of all of the warrants                              $767,100 may be received from the exercise

    Dividend policy                                     No dividends expected

CHANGES TO OUR BOARD OF DIRECTORS

        In July, 2002, Messrs. James Saunders, Matthew Connolly, and Richard Muller, as well as Ms. Patricia Saunders resigned from our Board of Directors. Mr. Saunders was also our Chairman. Ms. Saunders was our Secretary. These individuals constituted a majority of our Board. We replaced them with Messrs. David Hite, Bryson Farrill, and Thomas W. Randall. Mr. Hite became our Chief Financial Officer and Treasurer. We plan to seek application for listing on a national securities exchange, although we have not yet made application at this time. We decided to bring additional outside Directors and a person with an extensive financial background to enhance our expertise in corporate governance as a public company. We believe that the addition of these individuals will help us in the application process because it will provide us with more experienced Directors and will enhance our financial controls.

RISK FACTORS

        The common shares being offered for resale by the selling shareholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment in the common shares. Before purchasing any of the common shares, you should carefully consider the following factors relating to our business and prospects.

WE HAVE ONLY RECENTLY BECOME PROFITABLE AND THERE IS NO GUARANTEE THAT IT WILL CONTINUE.

        We were formed in 1996 and acquired the operations of a company in 1999. From the time we began operations until this fiscal year, we have operated at a loss. We have only been profitable in fiscal year 2001. Since we have no history of profitability over a sustained period of time, we have limited financial results upon which you may judge our potential. While we do not expect to continue to incur losses in the near future, there can be no guarantee that we will be able to sustain our profitable operations. We have experienced in the past and may experience in the future under-capitalization, shortages, setbacks and many of the problems, delays and expenses encountered by any early stage business, many of which are beyond our control. These include:

        - substantial delays and expenses related to testing and development of new products,

        - development and marketing problems encountered in connection with our new and existing products and technologies,

        - competition from larger and more established companies, and

        - lack of market acceptance of our new products.

BECAUSE OUR HISTORY IS LIMITED AND WE ARE SUBJECT TO INTENSE COMPETITION, ANY INVESTMENT IN US WOULD BE INHERENTY RISKY.

        Because we are a company with a limited history of operations and profitability, our activity can be expected to be extremely competitive and subject to numerous risks. The mortgage brokerage business is highly competitive with many companies having access to the same market. Substantially all of them have greater financial resources and longer operating histories than we have and can be expected to compete within the business in which we engage and intend to engage. There can be no assurance that we will have the necessary resources to become or remain competitive. We are subject to the risks which are common to all companies with a limited history of operations and profitability. Therefore, investors should consider an investment in us to be an extremely risky venture.

WHILE WE ARE CURRENTLY PROFITABLE, WE SEE A NEED FOR ADDITIONAL FINANCING.

        For the foreseeable future, we expect to rely principally upon our cash flow, although we have raised limited private placement funds on occasion. We cannot guarantee the success of this plan. We believe that from time to time, we may have to obtain additional financing in order to expand our business consistent with our proposed operations. There can be no guaranty that additional funds will be available when, and if, needed. If we are unable to obtain such financing, or if the terms thereof are too costly, we may be forced to curtail proposed expansion of operations until such time as alternative financing may be arranged, which could have a materially adverse impact on our operations and our shareholders' investment. At the present time, we have no definitive plans for additional financing.

WE REMAIN AT RISK REGARDING OUR CONTINUED ABILITY TO CONDUCT SUCCESSFUL OPERATIONS.

        The results of our operations will depend, among other things, upon our ability to develop and to market our mortgage brokerage products. Further, it is possible that our operations will not continue to generate income sufficient to meet operating expenses or will generate income and capital appreciation, if any, at rates lower than those anticipated or necessary to sustain ourselves. Our operations may be affected by many factors, some known by us, some unknown, and some which are beyond our control. Any of these problems, or a combination thereof, could have a materially adverse effect on our viability as an entity and might cause the investment of our shareholders to be impaired or lost. Our products are in various stages of development. Some of our developing products may not be completed in time to allow production or marketing due to the inherent risks of new product and technology development, limitations on financing, competition, obsolescence, loss of key personnel and other factors. Unanticipated obstacles can arise at any time and result in lengthy and costly delays or in a determination that further development is not feasible.

        While we have limited products, the development of additional products may take longer than anticipated and could be additionally delayed. Therefore, there can be no assurance of timely completion and introduction of improved products on a cost-effective basis, or that such products, if introduced, will achieve market acceptance such that, in combination with existing products, they will sustain us or allow us to achieve profitable operations.

THE FAILURE TO DEVELOP AND TO INCREASE DISTRIBUTION OF OUR MORTGAGE PRODUCTS COULD IMPEDE OUR FUTURE GROWTH.

        The future growth of our business will depend in part on our ability to develop our relationships with mortgage brokers, to identify and develop additional channels for the distribution and sale of our mortgage products and to manage these relationships. As part of our growth strategy, we intend to continue to develop relationships with additional mortgage brokers. We will also look to identify and develop relationships with additional partners that could serve as distributors for our products. Our inability to successfully execute this strategy could impede our future growth.

THERE A SIGNIFICANT RISKS ASSOCIATED WITH NON CONFORMING LOANS

        The market for non conforming loans involves risks that are greater than with conforming loans. Entrust Mortgage underwrites its loans on delegated authority from its lenders. Generally loans are underwritten to established criteria. The lender is bound to purchase loans written according to that criteria. On the other hand, if a loan is not written to the established criteria, the lender is not required to purchase the loan. Entrust Mortgage then sells the loan into an alternative market, usually at a discount. However, these non conforming loans provide for limited recourse to Entrust Mortgage. Therefore, if the borrower defaults on a loan within three months of sale into the secondary market, Entrust Mortgage must repurchase the loan. For second mortgages, the repurchase obligation could be as long as twelve months. Entrust Mortgage is responsible for repurchase if a determination is made that fraud was involved in the transaction. Generally, Entrust Mortgage sells most of its loans prior to the due date of the first payment. In the event that a payment becomes due prior to Entrust Mortgage’s sale of the loan into the secondary market, and that payment is not made, the lender to whom to loan was sold would not be required to buy the loan. Entrust Mortgage would then be required to find an alternative buyer, usually at a discount. The existence of a significant number of non conforming loans with problems could have a significant negative effect on the operations of Entrust Mortgage and us. There can be no guarantee that we can continue to build a successful business marketing non conforming loans.

OUR PROPOSED MANUFACTURED HOME LOAN MARKET PROGRAM IS NEW AND SUBJECT TO SIGNIFICANT RISKS

        We have developed a program to be the lender who will finance manufactured housing from the construction loan to permanent financing. We have identified a lending partner in the program who will provide the warehouse funding and equity for the loan prior to the loan being sold into the secondary markets. This partner has also agreed to indemnify Entrust Mortgage on defaulted loans. Entrust Mortgage would have the liability for any loan which is not written to proper underwriting criteria. In any case, however, Entrust Mortgage would face risks associated with loan defaults in excess of loan loss reserves and any liability from defaults from obligations by Entrust’s partner. In addition, since this is a new program, there can be no guarantee that we will be successful.

IF WE FAIL TO EXPAND OUR CONTROLS AND INTEGRATE NEW PERSONNEL TO SUPPORT OUR ANTICIPATED GROWTH, OUR BUSINESS OPERATIONS WILL SUFFER.

        We are undergoing rapid growth in the number of our employees, the size of our physical facilities and the scope of our operations. We believe that our operations will grow by approximately fifty percent in 2002 over our operations in 2001. Our business, prospects, results of operations or financial condition could be harmed if we encounter difficulties in effectively managing the budgeting, forecasting and other process control issues presented by such a rapid expansion.

WE HAVE NO EXPERIENCE MARKETING OUR MORTGAGE PRODUCTS AT THE LEVEL WE PLAN TO SELL IN THE FUTURE.

        We cannot assure you that we will be successful in executing our planned expansion of our activities to the levels which we are seeking. We have not previously sold our products in high volume. We do not know whether or when we will be able to develop or continue efficient, low-cost marketing capabilities and processes that will enable us to meet the standards or volumes required to successfully market large quantities of our mortgage products. Even if we are successful in developing our capabilities and processes, we do not know whether we will do sustain our production or to continue to satisfy the requirements of our customers.

OUR BUSINESS DEPENDS ON OUR ABILITY TO SECURE WAREHOUSE LINES OF CREDIT

        We rely upon warehouse lines of credit to fund loans prior to the loan sale into the secondary market. The warehouse lender generally contributes approximately 98% of the loan amount, and we contribute the remainder. The loss of warehouse lines of credit would significantly impair our ability, through Entrust Mortgage, to engage in wholesale mortgage lending and would have a significant, adverse effect on an investor’s investment. Entrust Mortgage currently has two warehouse credit lines which total approximately $25,000,000. Both warehouse lines of credit are subject to periodic review and renewal. Our primary warehouse line is subject to renewal in August, but has recently been increased by the investor. The other is payable on demand. Loss of our primary warehouse line of credit could seriously affect our ability to continue to fund loans at our current level, and if our primary warehouse line was not renewed, and an alternative lender could not be arranged, our business model would be in jeopardy.

OUR BUSINESS DEPENDS ON THE AVAILABILITY OF MORTGAGES AT REASONABLE RATES.

        The success of our mortgage origination business is dependent upon the availability of mortgage funding at reasonable rates. Although there has been no limitation on the availability of mortgage funding in the last few years, there can be no assurance that mortgages at attractive rates will continue to be available. While we primarily fund purchase transactions rather than refinancings, we are sensitive to increases in mortgage rates. Increases in mortgage rates could adversely affect our operations and profitability.

WE ARE SUBJECT TO EXTENSIVE REGULATION

        Our operations are subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. Our consumer lending activities are subject to the Federal Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of 1994), the Federal Equal Credit Opportunity Act, as amended, and Regulation B, the Fair Credit Reporting Act of 1970, as amended, the Federal Real Estate Settlement Procedures Act and Regulation X, the Home Mortgage Disclosure Act, the Federal Debt Collection Practices Act and the National Housing Act of 1934, as well as other federal and state statutes and regulations affecting our activities.

        We are also subject to the rules and regulations of, and examinations by, state regulatory authorities with respect to originating and processing loans. These rules and regulations, among other things, impose licensing obligations on us, establish eligibility criteria for mortgage loans, prohibit discrimination, govern inspections and appraisals of properties and credit reports on loan applicants, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to loss of approved status, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement action.

OUR PROPRIETARY INFORMATION IS IMPORTANT TO US, BUT WE MAY NOT BE ABLE TO PROTECT IT.

        A successful challenge to our ownership of our proprietary mortgage software could materially damage our business prospects. We rely on a combination of trade secret laws, confidentiality procedures and licensing arrangements to protect our proprietary information. We own the trade name "Mortgage 2000". We also own proprietary computer software and customer data base which we use in our operations. Any proprietary ownership may be challenged and invalidated. The possibility exists that we may be unable to provide meaningful protection or to maintain commercial advantage. Our competitors may also be able to develop comparable proprietary information which would nullify any competitive advantage we may have.

        Furthermore, our competitors may assert that our proprietary software infringes on their patents or proprietary rights. Problems with maintaining our rights could increase the cost of our products or delay or preclude new product development and commercialization by us. If infringement claims against us are deemed valid, we may not be able to use our proprietary software in connection with our products. Litigation could be costly and time-consuming but may be necessary to protect our future positions or to defend against infringement claims.

        WE ARE SUBJECT TO INTENSE COMPETITION FROM COMPANIES WHICH ARE LARGER AND HAVE GREATER RESOURCES THAN WE DO.

        Competition from larger and more established companies is significant and expected to increase. There are many sources of mortgages available to potential borrowers today. These sources include consumer finance companies, mortgage banking companies, savings banks, commercial banks, credit unions, thrift institutions, credit card issuers and insurance companies. Many of these alternative sources are substantially larger and have considerably greater financial, technical and marketing resources than we do, as well as more experience. Additionally, many financial services organizations against whom we compete for business have formed national loan origination networks or have purchased home equity lenders. We compete for mortgage loan business in several ways, including convenience in obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan, loan origination fees and interest rates. If any of these competitors significantly expand their activities in our market, our business could be materially adversely affected. Changes in interest rates and general economic conditions may also affect our business and our competitors. During periods of rising interest rates, competitors who have locked into lower rates with potential borrowers may have a competitive advantage. Our ability to compete effectively may be adversely affected by the ability of these competitors to devote greater resources to the sale and marketing of their mortgage products than we can. In addition, one or more of our competitors may succeed or may already have succeeded in developing technologies that are more effective than any we currently offer regarding our proprietary mortgage software. In addition, there can be no guarantee that we will be able to protect our proprietary software from being copied or infringed upon. Therefore, there are no assurances that we will ever be able to maintain our profitable position in the marketplace

FOR THE FORESEEABLE FUTURE, OUR SUCCESS WILL BE DEPENDENT UPON OUR MANAGEMENT.

        Our success is dependent upon the decision making of our directors and executive officers. These individuals intend to commit as much time as necessary to our business. The loss of any or all of these individuals could have a materially adverse impact on our operations. We have no employment agreement with any individuals and have not obtained key man life insurance on the lives of any of them. In July, 2002, a majority of our Board of Directors, including our Chairman, resigned. We replaced them with three Directors and a new Chief Financial Officer and Treasurer. We believe that this change will enhance our plan to seek application for listing on a national securities exchange, although we have not yet made application at this time. We cannot guarantee the results of this change although we believe that it will be positive for the oversight of our operations. With the exception of our Chairman, we lost no operational personnel.

OUR STOCK PRICE MAY BE VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE YOUR INITIAL SALE PRICE.

        There has been, and continues to be, a limited public market for our common stock. Although our common stock trades on the NASD Bulletin Board, an active trading market for our shares has not, and may never develop or be sustained. If you purchase shares of common stock, you may not be able to resell those shares at or above the initial price you paid. The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, including the following:

°	actual or anticipated fluctuations in our operating results;

°	changes in financial estimates by securities analysts or our failure to perform in line with such estimates;

°	changes in market valuations of other mortgage brokerage companies, particularly those that sell products similar to as ours;

°	announcements by us or our competitors of significant innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

°	introduction of technologies or product enhancements that reduce the need for our products; and

°	departures of key personnel.

        Of our total outstanding 2,292,530 shares as of May 3, 2002, a total of 1,210,445 or 52.8%, will be restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

        As restrictions on resale end, the market price of our stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them.

ISSUANCE OF ADDITIONAL SHARES COULD DEPRESS OUR STOCK PRICE.

        As of May 13, 2002, under various arrangements which we have, a total of 920,667 shares may be issued upon the exercise of various stock options, warrants and conversion of debentures. These shares of our common stock are at various exercise prices. Any or all of these potential share issuances may have a negative effect on the share price of our common stock in the future.

OUR STOCK HAS A LIMITED PUBLIC TRADING MARKET.

        While our common stock currently trades, our market is limited and sporadic. We cannot assure that such a market will improve in the future, even if our securities are listed on the Nasdaq SmallCap Market or the American Stock Exchange. We cannot assure that an investor will be able to liquidate his investment without considerable delay, if at all. If a more active market does develop, the price may be highly volatile. The factors which we have discussed in this document may have a significant impact on the market price of the common stock. It is also possible that the relatively low price of our common stock may keep many brokerage firms from engaging in transactions in our common stock.

THE OVER-THE-COUNTER MARKET FOR STOCK SUCH AS OURS HAS HAD EXTREME PRICE AND VOLUME FLUCTUATIONS.

        The securities of companies such as ours have historically experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in the our industry and in the investment markets generally, as well as economic conditions and quarterly variations in our operational results, may have a negative effect on the market price of our common stock.

THE MARKET FOR OUR COMMON STOCK IS SUBJECT TO RULES RELATING TO LOW-PRICED STOCK

        Our common stock is currently listed for trading in the NASD Over-The-Counter Bulletin Board Market and is subject to the “penny stock rules” adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended. In general, the penny stock rules apply to non-NASDAQ or non-national stock exchange companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Our tangible net worth was $1,641,036. Such rules require, among other things, that brokers who trade “penny stock” to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document, quote information, broker’s commission information and rights and remedies available to investors in penny stocks. Many brokers have decided not to trade “penny stock” because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. The “penny stock rules,” therefore, may have an adverse impact on the market for our common stock.

WE DO NOT EXPECT TO PAY DIVIDENDS ON COMMON STOCK

        We have not paid any cash dividends with respect to our common stock, and it is unlikely that we will pay any dividends on our common stock in the foreseeable future. Earnings, if any, that we may realize will be retained in the business for further development and expansion.

FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, and we desire to take advantage of the "safe harbor" provisions in those laws. Therefore, we are including this statement for the express purpose of availing ourselves of the protections of these safe harbor provisions with respect to all of the forward-looking statements we make. The forward-looking statements in this prospectus reflect our current views with respect to possible future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including specifically the absence of financial resources, a history of losses, our ability to successfully develop new products for new markets, the impact of competition on our revenues, changes in laws or regulatory requirements that may adversely affect or preclude customers from using our products for certain applications, delays in the introduction of new products or services; our failure to keep pace with emerging technologies, potential losses from increasing level of defaulted loans due to adverse national economic conditions, potential losses from loan fraud, trading risks of low-priced stocks and those other risks and uncertainties discussed herein that could cause our actual results to differ materially from our historical results or those we anticipate. In this prospectus, the words "anticipates," "believes," "expects," "intends," "future" and similar expressions identify certain forward-looking statements. You are cautioned to consider the specific risk factors described in "Risk Factors" and elsewhere in this prospectus and not to place undue reliance on the forward-looking statements contained in this prospectus, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise these forward-looking statements to reflect the effect of events or circumstances that may arise after the date of this prospectus. All written and oral forward-looking statements made subsequent to the date of this prospectus and attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

PLAN OF DISTRIBUTION

        Each selling shareholder is free to offer and sell his or her common shares at such times, in such manner and at such prices as he or she may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of common shares, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

        The selling shareholders may effect such transactions by selling common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        Each selling shareholder and any broker-dealer that acts in connection with the sale of common shares may be deemed to be, an "underwriter" within the meaning of Section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions.

        Because each remaining selling shareholder may be deemed to be, an "underwriter" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to prospectus delivery requirements.

        We have informed the selling shareholders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities and Exchange Act, may apply to their sales in the market and has provided the selling shareholders with a copy of such rules and regulations.

        Selling shareholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities and Exchange Act, provided they meet the criteria and conform to the requirements of such Rule.

SELLING SHAREHOLDERS

SHARES BEING REGISTERED

        DEBENTURES. The following table shows the private investors and the number of shares issuable upon the conversion of debentures we granted to them in conjunction with loans.

                                   Beneficial Ownership     Maximum Number
                                       of Shares             of Shares          Amount and Percent
   Name                            Prior to Offering      Offered for Sale     Ownership After Sale
   ----                            --------------------   ----------------     --------------------

   Bayview Marketing, Inc.(1)         162,100 shares         162,100 shares      -0-         0%

   Dan W. King and Diane L. King(2)    93,483 shares          93,483 shares      -0-         0%
                                                           ---------

   Total shares issuable on
   conversion of debentures                                  255,583 shares

        (1) We issued a 16% Subordinated Debenture in the amount of $162,100. This convertible debenture contains an annual interest rate of 16% with a maturity date of April 2, 2003 and is convertible into our common stock at $1.00 per share after adjustment for our one-for-ten reverse split.

        (2) We issued a total of sixteen debentures of the same series for a total of $175,000. The debentures do not provide for the payment of interest. A total of thirteen debentures each have a face value of $8,035 and mature on a consecutive monthly basis, beginning June 1, 2002 and ending June 1, 2003. The remaining three debentures have a face value of $23,515 and mature on a consecutive monthly basis beginning July 1, 2003 and ending September 1, 2003. These debentures may be converted, at the discretion of the holder, into our common stock at ninety percent of the average asked price of our common stock for a period of twenty days prior to the date of conversion. We may also force the conversion of the debenture, at our discretion, under the same terms and conditions of the holder.

        WARRANTS. The following table shows the private investors and the number of shares issuable upon the exercise of warrants we granted to them.

                                   Beneficial Ownership     Maximum Number
                                       of Shares             of Shares          Amount and Percent
   Name                            Prior to Offering      Offered for Sale     Ownership After Sale
   ----                            --------------------   ----------------     --------------------

   Bayview Marketing, Inc.(1)          135,084 shares          135,084 shares        -0-     0%

   David Hite(2)                       200,000 shares          200,000 shares        -0-     0%

   Catalyst Group, LLC (3)             300,000 shares          300,000 shares        -0-     0%

   William Barrett (4)                  30,000 shares           30,000 shares        -0-      0%
                                     ---------
   Total shares issuable
   on exercise of warrants             665,084 shares
(1) We have issued Class A Warrants to purchase our common stock. The holder of a 16% Subordinated Debenture has been issued Class A warrants equivalent to the amount of the debenture held divided by the warrant price of $1.20 per share, after adjustment for our one-for-ten reverse split. Each warrant will have the right to purchase our common stock for a purchase price of $1.20 per share, after adjustment for our one-for-ten reverse split, based upon each $20,000 face value of debenture held. The warrants issued shall be exercisable for a period of three years from the date of issuance.

(2) We have also issued Warrants to purchase up to 200,000 shares of our common stock, after adjustment for our one-for-ten reverse split. The Warrants are for a period of two years from the date of grant and are exercisable at $1.00 per share, after adjustment for our one-for-ten reverse split. The warrants may be exercised according to the following schedule:

50,000 warrants are currently exercisable;

50,000 warrants shall be exercisable at such time as we have received at least $1,000,000 in additional equity financing or other acceptable alternative financing and/or credit lines;

50,000 warrants shall be exercisable at such time as our common stock bid price reaches $5.00 per share for thirty consecutive trading days, after adjustment for our one-for-ten reverse split, reducing the issued and outstanding shares to less than 3,000,000; and

50,000 warrants shall be exercisable upon our listing on a national stock exchange agreeable to us.

Mr. Hite became our Secretary-Treasurer and Chief Financial Officer as of July 5, 2002.

(3) We have also issued warrants to purchase up to 300,000 shares of our common stock. The warrants are exercisable for a period up to one year from the date of grant. Warrant prices are $1.00 per share for the initial 150,000 shares and $1.50 per share for the remaining 150,000 shares. A total of 75,000 warrants are vested and exercisable per fiscal quarter, beginning June 1, 2002. Any remaining rights to receive shares will vest at the start of the fiscal quarter which begins April 1, 2003. Any unexercised warrants in a quarter may be exercised in the subsequent fiscal quarter up until termination of the underlying consulting contract. We may, at our discretion, authorize the early vesting and/or exercise of warrants. In the event the price of the stock becomes $6.00 or greater, then we may, at our sole discretion, call the warrants to be exercised at their respective exercise price. The Warrantholder will have 30 days from notification to exercise the warrants.

(4) We have also issued warrants to purchase up to 30,000 shares of our common stock. The warrants are exercisable for a period of eighteen months from the date of grant and are exercisable for $1.00 per share. A total of 7,500 warrants are vested and exercisable per fiscal quarter, beginning June 1, 2002. Any remaining rights to receive shares will vest at the start of the fiscal quarter which begins April 1, 2003. Any unexercised warrants in a quarter may be exercised in the subsequent quarter up until termination of the underlying consulting contract. We may, at our discretion, authorize the early vesting and/or exercise of warrants.

SHAREHOLDER APPROVAL. We may currently issue more than 20% of our outstanding shares. If we become listed on the Nasdaq Small Cap Market or Nasdaq National Market, then we must get shareholder approval to issue more than 20% of our outstanding shares. Since we are currently a bulletin board company, we do not need shareholder approval. At the present time, since we do not meet the minimum requirements for either Nasdaq Small Cap Market or Nasdaq National Market, we have not taken any steps to be listed.

AVAILABLE INFORMATION

        We file reports, proxy statements and other information with the SEC, and these reports may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The same information may be obtained at the following Regional Offices of the SEC: 75 Park Place, New York, New York 10007, and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material may be obtained from the Public Reference Section of the SEC's Washington, D.C. office at prescribed rates.

        We mail a copy of our audited Annual Report on Form 10-KSB along with a proxy statement to our shareholders prior to our annual meeting.

        We have filed a registration statement on Form S-3, of which this prospectus is a part, with the SEC. This registration statement or any part thereof may also be inspected and copied at the public reference facilities of the SEC.

        Our filings may also be accessed through the SEC's web site (http://www.sec.gov) or by visiting our web site at (http://www.ptsc.com) and linking to the SEC’s site.

USE OF PROCEEDS

        We do not expect to receive any proceeds from the sale of the selling shareholders securities. We may receive up to $767,100 from the exercise of Bayview’s, Mr. Hite’s, The Catalyst Group, LLC., and William Barrett’s warrants. We will use any and all amounts received from the exercise of warrants to help increase our mortgage line of credit, after deducting the costs of this registration statement, which we expect to be approximately $14,100.

DESCRIPTION OF SECURITIES

GENERAL

        We are authorized to issue 50,000,000 common shares, $.0000001 par value per share, and 1,000,000 preferred shares, $.0000001 par value per share. A total of 2,292,530 common shares are outstanding. No preferred shares are issued or outstanding.

COMMON SHARES

        The holders of Common Shares are entitled to one vote for each share held of record by them and may not cumulate votes. This means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so; and, in such event, the holders of the remaining shares will not be able elect any person to the Board of Directors. The holders of our common shares are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available for such purpose, and in the event of our liquidation, dissolution or winding up, to share ratably in all assets remaining after payment of liabilities. Holders of common shares, as such, have conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common shares. All of the outstanding shares of our common stock are fully paid and nonassessable.

PREFERRED SHARES

        Our preferred shares are entitled to such rights, preferences and limitations as determined by our Board of Directors. At the present time, no rights, preferences or limitations have been established for our preferred shares.

CONVERTIBLE DEBENTURES

        We issued a 16% Subordinated Debenture in April, 2001 in the amount of $162,100. This convertible debenture contains an annual interest rate of 16% with a maturity date of April 2, 2003 and is convertible into our common stock at $1.00 per share, after adjustment for our one-for-ten reverse split. In addition, we issued Class A Warrants in connection with this debenture.

        We issued sixteen debentures of the same series for a total of $175,000. The debentures do not provide for the payment of interest. A total of thirteen debentures each have a face value of $8,035 and mature on a consecutive monthly basis, beginning June 1, 2002 and ending June 1, 2003. The remaining three debentures have a face value of $23,515 and mature on a consecutive monthly basis beginning July 1, 2003 and ending September 1, 2003. These debentures may be converted, at the discretion of the holder, into our common stock at ninety percent of the average asked price of our common stock for a period of twenty days prior to the date of conversion. We may also force the conversion of the debenture, at our discretion, under the same terms and conditions of the holder. These debentures are subordinated to the 16% Subordinated Debenture. The shares underlying the debentures are being registered by this prospectus.

        The conversion of price of all of the Debentures were negotiated on an arms-length basis. The parties gave initial consideration to the trading price of the underlying common shares, but finally negotiated a price based upon the business elements of the transaction.

WARRANTS

        We have issued Class A Warrants to purchase our common stock. The holder of a 16% Subordinated Debenture shall be issued Class A warrants equivalent to the amount of the debenture held divided by the warrant price of $1.20 per share, after adjustment for our one-for-ten reverse split. Each warrant will have the right to purchase our common stock for a purchase price of $1.20 per share, after adjustment for our one-for-ten reverse split, based upon each $20,000 face value of debenture held. The warrants issued shall be exercisable for a period of three years from the date of issuance. The shares underlying the warrants have registration rights and are being registered by this prospectus.

        We have also issued Warrants to purchase up to 200,000 shares of our common stock, after adjustment for our one-for-ten reverse split. The Warrants are for a period of two years from the date of grant and are exercisable at $1.00 per share, after adjustment for our one-for-ten reverse split. The warrants may be exercised according to the following schedule:

50,000 warrants are currently exercisable;

50,000 warrants shall be exercisable at such time as we have received at least $1,000,000 in additional equity financing or other acceptable alternative financing and/or credit lines;

50,000 warrants shall be exercisable at such time as our common stock bid price reaches $5.00 per share for thirty consecutive trading days, after adjustment for our one-for-ten reverse split, reducing the issued and outstanding shares to less than 3,000,000; and

50,000 warrants shall be exercisable upon our listing on a national stock exchange agreeable to us.

We have also issued warrants to purchase up to 330,000 shares of our common stock. The warrants are for a period of one year from date of grant as to 300,000 shares and eighteen months as to 30,000 shares. A total of 180,000 shares are exercisable at $1.00 per share, and 150,000 shares exercisable at $1.50 per share. Rights to exercise a total of 82,500 common shares will be vested and exercisable per fiscal quarter, beginning June 1, 2002. Any remaining rights to receive shares will vest at the start of the fiscal quarter which begins April 1, 2003. Any unexercised rights to receive common shares in a quarter may be exercised in the subsequent quarter up until termination of the underlying consulting contracts. We may, at our discretion, authorize the early vesting and/or exercise of warrants. As to the warrants to exercise a total of 300,000 shares, in the event the price of the stock becomes $6.00 or greater, then we may, at our sole discretion, call the warrants to be exercised at their respective exercise price. The affected Warrantholder will have 30 days from notification to exercise the warrants.

               The conversion of price of all of the Warrants were negotiated on an arms-length basis. The parties gave initial consideration to the trading price of the underlying common shares, but finally negotiated a price based upon the business elements of the transaction.

        All of the shares underlying the warrants are being registered by this prospectus.

2002 STOCK COMPENSATION PLAN

                We have a current registration statement on Form S-8 for our 2002 Stock Compensation Plan I. A total of 150,000 shares have been registered under the plan. We have not issued any shares or options under this plan.

EQUITY INCENTIVE PLAN

        A total of 250,000 shares of common stock, post split, are reserved under our Equity Incentive Plan. On April 1, 2002, we have issued options to acquire 100,000 shares under this plan.

TRANSFER AGENT

        We have appointed Corporate Stock Transfer, 3200 Cherry Creek Drive, Suite 430, Denver, Colorado 80209 as our transfer agent. Their phone number is (303) 282-4800.

LEGAL OPINION

        The law firm of David Wagner & Associates, P.C., Attorneys at Law, Greenwood Village, Colorado, will pass on the validity of the common stock offered by us. An affiliate of this firm owns a total of 80,000 of our common shares.

EXPERTS

        The financial statements incorporated by reference in the Prospectus have been audited by Michael Johnson & Co., LLC , independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to “incorporate by reference” into this prospectus the documents we file with them, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus, and information that we file later with the SEC automatically updates and supersedes any information in this prospectus. We incorporate by reference into this prospectus the documents, all with Commission File No. 0-23965, listed as follows: Annual report on Form 10-KSB for the fiscal year ended December 31, 2001; Quarterly report on Form 10-QSB for the fiscal quarter ended March 31, 2002; Quarterly report on Form 10-QSB for the fiscal quarter ended June 30, 2002; and all documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after this offering is effective and before the conclusion of this offering will also be deemed incorporated by reference as of the date we file the information and should be treated as though they were made a part of this document. Please see the section named Available Information to find out where and how you can view information that is incorporated by reference into this document. As new information becomes available that modifies or supercedes previous information, the new information, even though it is incorporated by reference, should be used to make up a part of this document.

        We will provide, without charge, upon written or oral request of any person to whom a copy of this prospectus is delivered, a copy of any or all of the foregoing documents and information that has been or may be incorporated in this prospectus by reference, other than exhibits to such documents. Requests for such documents and information should be directed to Entrust Financial Services, Inc., Attention: Mr. Scott Sax, President, Fifth Floor, 6795 E. Tennessee Ave., Denver, CO 80224. Telephone number:(303) 322-6999.

        Until the completion of the resale of the common stock included in this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                           Table of Contents

Prospectus Summary ....................
Risk Factors ..........................
Plan of Distribution ..................
Selling Shareholders...................
Available Information..................
Use of Proceeds .......................
Description of Securities .............
Legal Opinion..........................
Experts ...............................
Incorporation of Certain Documents by Reference ................

================================================================================

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The Resale of Up to 920,667 Shares of Common Stock Offered by Selling Shareholders ENTRUST FINANCIAL SERVICES, INC. PROSPECTUS August , 2002
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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the Registrant, are as follows:

Registration Fee - Securities and Exchange Commission.........             $100

Printing and Engraving........................................            1,000*

Legal Fees and Expenses.......................................           10,000*

Accounting Fees...............................................            2,000*

Blue Sky Fees and Expenses....................................            1,000*
                                                                        -------
                  Total.......................................          $14,100*

        * Estimated

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

        Our Articles of Incorporation provides for indemnification of personal liability of our Directors to the fullest extent permitted to the maximum extent permitted under the applicable statute. Title 7 of the Colorado Revised Statutes, 1986 Replacement Volume (“CRS”), as amended, permits us to indemnify our directors, officers, employees, fiduciaries, and agents as follows:

        Section 7-109-102 of CRS permits a corporation to indemnify such persons for reasonable expenses in defending against liability incurred in any legal proceeding if:

(a) The person conducted himself or herself in good faith;
(b) The person reasonably believed:

        (1) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation’s best interests; and

        (2) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

(c) In the case of any criminal proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful.

A corporation may not indemnify such person under this Section 7-109-102 of CRS:

        (a) In connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation; or

        (b) In connection with any other proceeding charging that such person derived an improper benefit, whether or not involving action in an official capacity, in which proceeding such person was adjudged liable on the basis that he or she derived an improper personal benefit.

        Unless limited by the Articles of Incorporation, and there are not such limitations with respect to the Company, Section 7-109-103 of CRS requires that the corporation shall indemnify such a person against reasonable expenses who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because of his status with the corporation.

        Under Section 7-109-104 of CRS, the corporation may pay reasonable fees in advance of final disposition of the proceeding if:

        (a) Such person furnishes to the corporation a written affirmation of the such person’s good faith belief that he or she has met the Standard of Conduct described in Section 7109-102 of CRS;

        (b) Such person furnishes the corporation a written undertaking, executed personally or on person’s behalf, to repay the advance if it is ultimately determined that he or she did not meet the Standard of Conduct in Section 7-109-102 of CRS; and

        (c) A determination is made that the facts then known to those making the determination would not preclude indemnification.

        Under Section 7-109-106 of CRS, a corporation may not indemnify such person, including advanced payments, unless authorized in the specific case after a determination has been made that indemnification of such person is permissible in the circumstances because he met the Standard of Conduct under Section 7-109-102 of CRS and such person has made the specific affirmation and undertaking required under the statute. The required determinations are to be made by a majority vote of a quorum of the Board of Directors, utilizing only directors who are not parties to the proceeding. If a quorum cannot be obtained, the determination can be made by a majority vote of a committee of the Board, which consists of at least two directors who are not parties to the proceeding. If neither a quorum of the Board nor a committee of the Board can be established, then the determination can be made either by the shareholders or by independent legal counsel selected by majority vote of the Board of Directors.

        The corporation is required by Section 7-109-110 of CRS to notify the shareholders in writing of any indemnification of a director with or before notice of the next shareholders, meeting.

        Under Section 7-109-105 of CRS, such person may apply to any court of competent jurisdiction for a determination that such person is entitled under the statute to be indemnified from reasonable expenses.

        Under Section 7-107(1) (c) of CRS, a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent than the foregoing indemnification provisions, if not inconsistent with public policy, and if provided for in the corporation's bylaw, general or specific action of the Board of Directors, or shareholders, or contract.

        Section 7-109-108 of CRS permits the corporation to purchase and maintain insurance to pay for any indemnification of reasonable expenses as discussed herein.

        The indemnification discussed herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any Bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

        Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expense incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS.

        The following is a complete list of Exhibits as part of the Registration Statement. Exhibit numbers correspond to the numbers in the Exhibit Table of Item 601(a) of Regulation S-K, which are incorporated herein:

Exhibit No.

3.1*	Articles of Incorporation, filed with Form 10SB, March 27, 1999.

3.2*	Bylaws, filed with Form 10-SB, March 27, 1999.

3.3*	Articles of Amendment to change name to easy Qual.com, Inc., filed with Form 10-KSB, March 29, 2001.

3.4*	Articles of Amendment to change name to Entrust Financial Services, Inc., filed with Form 10-KSB, March 29, 2001.

4.1*	Equity Incentive Plan, filed with definitive proxy, July 17, 2001.

4.2*	2002 Stock Compensation Plan I, filed with Form S-8, February 14, 2002.

4.3*	Bayview Debenture, filed with Form 10-KSB, April 12, 2002, as Exhibit 10C.

4.4*	Form of Bayview Warrant, filed with Form S-3, May 15, 2002.

4.4a	Bayview Warrant.

4.5*	Form of Hite Warrant, filed with Form S-3, May 15, 2002.

4.5a	Hite Warrant.

4.6*	Form of Catalyst Warrant, filed with Form S-3, May 15, 2002.

4.6a	Catalyst Warrant.

4.7*	Form of Barrett Warrant, filed with Form S-3, May 15, 2002.

4.7a	Barrett Warrant.

4.8*	Form of King Debenture, filed with Form S-3, May 15, 2002.

5.0*	Opinion of Counsel, David Wagner & Associates, P.C., filed with Form S-3, May 15, 2002.

10.1*	Asset Purchase Agreement with Allegro Software, Inc., filed with Form 10-KSB, March 29, 2001.

10.2*	Employment Agreement with Mr. Edward Nichols, filed with Form 10-KSB, March 29, 2001.

10.3*	Consultant Agreement with Catalyst Group, LLC, filed with Form S-3, May 15, 2002.

10.4*	Consultant Agreement with William Barrett, filed with Form S-3, May 15, 2002.

10.5*	Consultant Agreement with David Hite, filed with Form 10-KSB, April 12, 2002.

23.1*	Consent of Michael Johnson & Co., LLC, Certified Public Accountants.

23.1	Consent of Michael Johnson & Co., LLC, Certified Public Accountants.

23.2*	Consent of David Wagner & Associates, P.C. (Included in Exhibit 5), filed with Form S-3, May 15, 2002.

*Previously filed

ITEM 17. UNDERTAKINGS.

        The undersigned Registrant hereby undertakes the following:

        (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

                 (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

                 (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

                 (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on the date below.

                                                                                                                       Entrust Financial Services, Inc.

Date: AUGUST 19, 2002                                                                                   By: /s/   Scott Sax
                                                                                                                                  Scott Sax, President and Director

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Date: AUGUST 19, 2002                                                                                     By: /s/  David Hite
                                                                                                                                 David Hite
                                                                                                                                Chief Financial and Accounting Officer,
                                                                                                                                Secretary-Treasurer and Director

Date: AUGUST 19, 2002                                                                                     By: /s/  Thomas Randall
                                                                                                                                 Thomas Randall
                                                                                                                                Director

Date: AUGUST 19, 2002                                                                                     By: /s/  Bryson Farrill
                                                                                                                                  Bryson Farrill
                                                                                                                                 Director

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
Registration Statement
Under The Securities Act of 1933

EXHIBITS

ENTRUST FINANCIAL SERVICES, INC.
(Exact name of registrant as specified in its charter)